Exhibit 99.1

Dendreon Reports Fourth Quarter and 2007 Year End Financial Results

SEATTLE, WA, March 13, 2008 –Dendreon Corporation (Nasdaq: DNDN) today reported results for the year and quarter ended December 31, 2007. Revenues for the year ended December 31, 2007 were $743,000 compared to $273,000 for the year ended December 31, 2006. Revenues for the fourth quarter of 2007 were $28,000, compared to $86,000 for the same period in 2006.

The net loss for the year ended December 31, 2007 was $99.3 million, or $1.20 per share, compared to $91.6 million, or $1.27 per share for the year ended December 31, 2006. Net loss in the fourth quarter of 2007 was $27.0 million or $0.32 per share, compared to a net loss of $21.5 million, or $0.28 per share, for the same period in 2006. Dendreon's total operating expenses for the year ended December 31, 2007 were $102.4 million compared to $97.6 million in 2006. Net cash used in operating activities in 2007 was $82.6 million compared to $80.8 million in 2006.

As of December 31, 2007, Dendreon had approximately $120.6 million in cash, cash equivalents, and short-term and long-term investments compared to $121.3 million as of December 31, 2006.

Recent Highlights:

•
The FDA agreed to amend the IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment) Special Protocol Assessment (SPA), accelerating the expected timeline for final results from the study by approximately one year while maintaining comparable power to the previous SPA.  In addition, the FDA reconfirmed that either a positive interim or final analysis of survival would support licensure and enable Dendreon to amend the company’s biologics license application for PROVENGE® (sipuleucel-T).

•	Completed the target enrollment of 500 patients in the IMPACT study of PROVENGE for advanced prostate cancer

•	Promoted Dr. Mark Frohlich to senior vice president of clinical affairs and chief medical officer

•	Cancer Immunology, Immunotherapy publication on CD54 as surrogate marker of antigen presenting cell activation

•	Data correlating the cumulative potency of PROVENGE to overall survival presented at American Society of Clinical Oncology’s Genitourinary Symposium

•	Received European patent covering PROVENGE and Active Cellular Immunotherapy (ACI) platform technology

“The most significant event in 2007 was the FDA advisory panel that voted in support of the substantial evidence of efficacy of PROVENGE for men with advanced prostate cancer,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon.  “We have begun 2008 by accelerating the final data analysis of the pivotal IMPACT study by approximately one year and we look forward to completing the interim analysis of this study in the second half of this year.  We are committed to bringing what could be this first of its kind therapy to prostate cancer patients as soon as possible, as well as advancing other product candidates in our pipeline.”

Conference Call Information

Dendreon will host a conference call today at 8:00 a.m. PT, 11:00 a.m. ET. To access the live call, dial 1-877-548-7901 (domestic) or +1-719-325-4844 (international). The call will also be audio webcast and will be available from the Company's website at www.dendreon.com under the "Investor/Webcasts and Presentations" section.  A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-203-1112 or +1-719-457-0820 for international callers; the conference ID number is 5074038. The replay will be available from 7:30 pm ET on Thursday, March 13 until 11:59 pm ET on Saturday, March 15. In addition the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Contact Information:

Jennifer Williams

Investor Relations

Dendreon Corporation

(206) 829-1500

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006

Revenue	$ 28	$ 86	$ 743	$ 273

Operating expenses:
Research and development	21,743	17,092	76,523	74,088
General and administrative	5,382	6,907	25,839	23,541
Total operating expenses	27,125	23,999	102,362	97,629
Loss from operations	(27,097)	(23,913)	(101,619)	(97,356)
Interest income	1,717	1,410	6,461	6,050
Interest expense	(1,571)	1,017	(4,106)	(336)
Net loss	$ (26,951)	$ (21,486)	$ (99,264)	$ (91,642)

Basic and diluted net loss per share	$ (0.32)	$ (0.28)	$ (1.20)	$ (1.27)

Shares used in computation of basic and
diluted net loss per share	83,051	75,720	82,531	72,366

	December 31,	December 31,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$ 75,721	$ 60,964
Short-term investments	27,115	45,492
Long-term investments	17,739	14,827
Total assets	161,662	163,643
Convertible senior subordinated notes	85,250	-
Total stockholders' equity	40,377	125,717